Faegre Drinker Biddle & Reath LLP

One Logan Square

Suite 2000

Philadelphia, PA 19103-6996

Telephone: (215) 988-2700

www.faegredrinker.com

May 30, 2025

The RBB Fund Trust

615 East Michigan Street

Milwaukee, WI 53202

Re:	Shares Registered by Post-Effective Amendment No. 62 to

Registration Statement on Form N-1A (File No. 333-200168)

Ladies and Gentlemen:

We have acted as counsel to The RBB Fund Trust, a Delaware statutory trust (the “Trust”), in connection with the preparation and filing with the Securities and Exchange Commission of Post-Effective Amendment No. 62 (the “Amendment”) to the Trust’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended, to register shares of beneficial interest (the “Shares”) in the Twin Oak Active Opportunities II ETF, Twin Oak Active Opportunities III ETF and Twin Oak Endure ETF (each, a “Fund”), three new series of the Trust. The Board of Trustees of the Trust has authorized the issuance and sale by the Trust of an unlimited number of Shares of each Fund.

We have reviewed the Trust’s Amended and Restated Agreement and Declaration of Trust, By-Laws, as amended, resolutions of its Board of Trustees, and such other legal and factual matters as we have deemed appropriate. This opinion is based exclusively on the Delaware Statutory Trust Act and the federal law of the United States of America.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued for payment as described in the Trust’s Prospectus offering the Shares and in accordance with the Trust’s Amended and Restated Agreement and Declaration of Trust, will be legally issued, fully paid and non-assessable by the Trust.

We consent to the filing of this opinion as an exhibit to the Amendment to the Trust’s Registration Statement.

Very truly yours,

/s/ Faegre Drinker Biddle & Reath LLP

Faegre Drinker Biddle & Reath LLP